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                                                                   Exhibit 2.22



                                  AMENDMENT TO

                            STOCK PURCHASE AGREEMENT
                              dated April 25, 1996

                                  by and among

                            CABOT SAFETY CORPORATION
                                    ("Buyer"),

                                PELTOR HOLDING AB
                                 (the "Company"),

                             LEIF PALMAER INVEST AB
                                    ("LPAB"),

                            LEIF ANDERSSON INVEST AB
                                    ("LAAB")

                                       and

                            ACTIVE I MALMO AB (publ.)
                               (the "Stockholder")



                                  May 15, 1996
                      AMENDMENT TO STOCK PURCHASE AGREEMENT



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                                  AMENDMENT TO
                                  ------------

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     AGREEMENT entered into as of May 15, 1996, by and among Cabot Safety Corporation, a Delaware corporation ("Buyer"), Peltor Holding AB, & Swedish corporation (the "Company"), AB Leif Palmaer Invest AB, a Swedish corporation ("LPAB"), Leif Andersson Invest AB, a Swedish corporation ("LAAB"), (the Company, LPAB and LAAB collectively referred to as the "Companies"), and Active i Malmo (publ.) a Swedish corporation (the "Stockholder").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, Buyer, the Stockholder, LPAB and LAAB have reached a mutual understanding to amend the Stock Purchase Agreement dated April 25, 1996 between the parties by changing the Sections as set forth below in the manner stated in
Section 10.10 of the Stock Purchase Agreement.

     NOW, THEREFORE, in order to consummate said amendments and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

(A) Section 1.2 of the Stock Purchase Agreement is hereby replaced in its entirety by the following:

      1.2 Purchase Price.
          ---------------

     (a) In consideration of the sale by the Stockholder to Buyer of the Company Shares, LPAB and LAAB Shares and in reliance upon the representations and warranties of the Company, LAAB, LPAB and the Stockholder herein contained and made at the Closing and subject to the satisfaction of all of the conditions contained herein, Buyer agrees to pay to the Stockholder a total aggregate consideration (the "Purchase Price") equal to:

     (i) Sixty Five Million Five Hundred Thousand Dollars ($65,500,000); less any dividends, distributions, and redemptions declared by the Company, LPAB or LAAB after December 31, 1995, including without limitation the proposed dividend of SEK 30,0 million described in the Company's annual report for the year ended December 31, 1995 and disclosed in Schedule 3.2;

     (ii) minus the Adjustment Amount (if any), to be determined in accordance with Section 1.3.


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     (b) The Purchase Price shall be payable as follows:

     (i) At the Closing, Buyer shall deliver to the Escrow Agent (as defined in Section 1.9) Ten Million Dollars ($10,000,000) to be held as escrow funds (the "Escrow Funds") as provided in the Escrow Agreement (as defined in Section 1.9);

     (ii) At the Closing, Buyer shall pay to the Stockholder by wire transfer of immediately available funds to an account of the Stockholder, written notice of which account has been provided to Buyer not less than three (3) business days prior to the Closing the difference between the amount set forth in clause
(a)(i) above and Ten Million Dollars ($10,000,000) delivered to the Escrow Agent pursuant to clause (b)(i) above; and

     (iii) The amount set forth in clause (a)(ii) above shall be determined and paid in accordance with Section 1.3.

(B) Section 1.3(a) of the Stock Purchase Agreement is hereby replaced in its entirety by the following:

      1.3 Closing Statements; Purchase Price Adjustments.
          -----------------------------------------------

    (a) As soon as practicable following the Closing, but in no event later than 60 days following the Closing Date, the Company shall prepare in accordance with generally accepted accounting principles in Sweden consistently applied by the Company as if the Company were during all relevant periods an independent entity ("Swedish GAAP"), to have reviewed by Arthur Andersen & Co., LLP ("AA") and to have delivered to the Stockholder (i) a consolidated balance sheet as of the Closing Date (the "Closing Balance Sheet") of the Company and its subsidiaries,
(ii) a calculation of working capital (determined in accordance with Swedish
GAAP) as of the Closing Date for the Company and its subsidiaries on a consolidated basis (the "Closing Working Capital"), (iii) a calculation of net worth (determined in accordance with Swedish GAAP) as of the Closing Date for the Company and its subsidiaries on a consolidated basis (the "Closing Net Worth") and (iv) a consolidated statement of operations and statement of cash flows of the Company and its subsidiaries for the period from January 1, 1996 through the Closing Date (the "Closing Income Statement") (the Closing Balance Sheet, calculation of Closing Working Capital, calculation of Closing Net Worth and Closing Income Statement shall be referred to herein collectively as the "Closing Statements"). On the basis of the Closing Statements, the Stockholder shall pay to Buyer the Adjustment Amount, as defined below, if the Adjustment Amount is a negative number; subject, however, to the rights of the Stockholder as provided in Section 1.3(b). A negative "Adjustment Amount" shall be payable by the Stockholder if and to the extent that either (i) the Closing Net Worth is less than SEK 96,0 million or (ii) the Closing Working Capital is less than SEK 38,8 million. Such Adjustment should be made on a dollar for dollar basis calculated as by the exchange rate US$ for SEK on the Closing Date.



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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representative.

                                          BUYER
                                          -----

                                          CABOT SAFETY CORPORATION

ATTEST:

                                          By: /s/ John D. Curtin, Jr.
- ----------------------------                 ---------------------------------
[      ], secretary



                                          PELTOR HOLDING AB

ATTEST:

/s/ Lennart Molvin                        By: /s/ Bo Hakansson
- ----------------------------                 ---------------------------------
[      ], secretary



                                          ACTIVE I MALMO AB (publ.)

ATTEST:

/s/ Lennart Molvin                        By: /s/ Bo Hakansson
- ----------------------------                 ---------------------------------
[      ], secretary



                                          LEIF PALMAER INVEST AB

ATTEST:

/s/ Lennart Molvin                        By: /s/ Bo Hakansson
- ----------------------------                 ---------------------------------
[      ], secretary



                                          LEIF ANDERSSON INVEST AB

ATTEST:

/s/ Lennart Molvin                        By: /s/ Bo Hakansson
- ----------------------------                 ---------------------------------
[      ], secretary